UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060
Washington, D.C. 20549	Expires: December 31, 2014
Estimated average burden hours per response......... 5.00

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2012

Harleysville Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14697	51-0241172
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

355 Maple Avenue, Harleysville, Pennsylvania	19438-2297
(Address of principal executive offices)	(Zip Code)

(215) 256-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01         Completion of Acquisition or Disposition of Assets.

As previously disclosed in a Current Report on Form 8-K filed by the Company on September 30, 2011, the Company and Harleysville Mutual Insurance Company (“Harleysville Mutual”), the owner of 53.5% of the Company’s issued and outstanding common stock, entered into an Agreement and Plan of Merger, dated as of September 28, 2011 (the “Merger Agreement”), with Nationwide Mutual Insurance Company (“Nationwide Mutual”) and its wholly owned subsidiary, Nationals Sub, Inc. (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, on May 1, 2012, following receipt of all required approvals and consents, and satisfaction of all closing conditions, Harleysville Mutual merged with and into Nationwide Mutual, and Merger Sub merged with and into the Company.  As a result, the Company became a wholly owned subsidiary of Nationwide Mutual, with Nationwide Mutual owning 100% of the Company’s common stock (the “Merger”).

Pursuant to the terms of the Merger Agreement, at the Effective Time of the Subsidiary Merger (as defined in the Merger Agreement), each issued and outstanding share of common stock of the Company, excluding any restricted stock held by any officer, director or employee of the Company pursuant to any stock incentive plans or stock award plan of the Company (“Company Stock Plans”) that was not owned by Nationwide Mutual immediately prior to the Effective Time of the Subsidiary Merger, was converted into the right to receive $60.00 in cash (the “Merger Consideration”).  All such shares are no longer considered outstanding and automatically have been cancelled and retired and cease to exist, and each Certificate (as defined in the Merger Agreement) previously evidencing such shares represents only the right to receive the Merger Consideration.

Each outstanding option, warrant, or similar right (including any related stock appreciation right) (an “Option”) issued, awarded, or granted pursuant to any plan, agreement, or arrangement of the Company and entitling the holder thereof to purchase one or more shares of the Company or to acquire or purchase any restricted stock, restricted stock unit, performance stock unit, deferred stock unit or other right, contingent or accrued, to acquire or receive shares or benefits measured by the value of such shares under any Company Stock Plan became, as of the Effective Time of the Subsidiary Merger, fully vested regardless of the vesting schedule contained in any Option agreement or any of the Company Stock Plans.

At the Effective Time of the Subsidiary Merger, after giving effect to such vesting, each Option was cancelled, and each holder of a cancelled Option became entitled to receive, in consideration for the cancellation of such Option, an amount in cash equal to the result obtained when (A) the number of shares of common stock of the Company with respect to which such cancelled Option has not been exercised as of the cancellation of such Option is multiplied by (B) the excess of the Merger Consideration over the exercise price per share of such cancelled Option.

At the Effective Time of the Subsidiary Merger, each restricted stock, restricted stock unit award, performance stock unit award, deferred stock unit award, and other right, contingent or accrued, to acquire or receive shares or benefits measured by the value of such shares, and each award of any kind consisting of shares that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Options (each, a “Company Stock Award”), that was outstanding immediately prior to the Effective Time of the Subsidiary Merger was cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of shares in respect of such Company Stock Award multiplied by (B) the Merger Consideration.

Each share of common stock of the Company held in the treasury of the Company immediately prior to the Effective Time of the Subsidiary Merger automatically has been cancelled and retired and ceases to exist, and no consideration shall be paid in exchange for such shares.

Each share of common stock of the Company now owned by Nationwide Mutual that was issued and outstanding immediately prior to the Effective Time of the Subsidiary Merger remains outstanding and owned by Nationwide Mutual.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2011, and which is incorporated herein by reference.

Item 3.01         Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 1, 2012, in connection with completion of the Merger, the Company requested that The NASDAQ Stock Market (“NASDAQ”) suspend trading in Company common stock, effective as of May 1, 2012, and file with the SEC an application on Form 25 to delist and deregister the Company’s common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).  On May 1, 2012, NASDAQ filed such application on Form 25 with the SEC.  In addition, the Company intends to file with the SEC a Form 15 requesting that the reporting obligations of the Company with respect to the Company’s common stock under Sections 13(a) and 15(d) of the Exchange Act be suspended.

Item 3.03         Material Modification to Rights of Security Holders.

The information disclosed under Item 2.01 is incorporated herein by reference.

Item 5.01         Changes in Control of Registrant.

Pursuant to the terms of the Merger Agreement, a change of control of the Company occurred on May 1, 2012. The information disclosed under Item 2.01 is incorporated herein by reference.  As a result, the Company became a wholly owned subsidiary of Nationwide Mutual with Nationwide Mutual owning 100% of the Company’s common stock.

The aggregate consideration paid in connection with the Merger was approximately $834 million, which consideration was funded from cash on hand.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the Merger, the following members of the Company’s board of directors resigned effective as of the Effective Time:

Barbara A. Austell

G. Lawrence Buhl

W. Thacher Brown

Michael L. Browne*

Mirian M. Graddick-Weir

Jerry S. Rosenbloom

William W. Scranton III

William E. Storts

*Resigned as director only.  Remains employed by the Company as President and Chief Operating Officer.

(d) Following the resignations of the directors listed above, David LaPaul, Wesley K. Austen and Mark R. Thresher were elected to the board of directors of the Company effective as of the Effective Time. Since the beginning of the Company’s last fiscal year, none of Messrs. LaPaul, Austen or Thresher were involved in any transactions with the Company.

(e) In connection with the closing of the Merger, the Company has taken irrevocable action to terminate all change-in-control agreements with the Company’s executive officers and to cause all amounts under such agreements to be liquidated and paid (the ‘‘CIC Payments’’). The estimated CIC payments for each of the named executive officers are as follows: Michael L. Browne, President and Chief Executive Officer, $3,620,634; Arthur E. Chandler, Senior Vice President and Chief Financial Officer, $1,176,933; Allan R. Becker, Senior Vice President and Chief Actuary, $802,498; Beth A. Friel, Senior Vice President, Human Resources and Senior Vice President, Claims, $806,508; and Kevin M. Toth, Senior Vice President and Chief Underwriting Officer, $958,180. Messrs. Browne, Chandler, Becker and Toth and Ms. Friel are each “named executive officers” for which compensation disclosure was provided in the Company’s Annual Report on Form 10-K filed March 14, 2012.  Such liquidated CIC Payments will be made to the executive officers by December 31, 2012, unless an executive officer resigns or otherwise voluntarily terminates employment with the Company prior to that date (other than by reason of death or disability). Under certain circumstances, an executive officer may receive his or her CIC Payment within 30 days after the closing of the Merger.

In connection with the Merger, the Company entered into retention bonus agreements with each of the named executive officers.  Under the retention bonus agreements, if an executive officer is terminated other than for cause before December 31, 2012, or if an executive officer’s employment with the Company or any Nationwide Mutual entity terminates prior to December 31, 2012 due to death or disability, such executive officer’s CIC Payment will be paid in full by December 31, 2012. However, if an executive officer resigns or otherwise voluntarily leaves employment with the Company or any Nationwide Mutual entity prior to December 31, 2012 for any reason, such executive officer will not be eligible for, and will not receive, any part of such executive officer’s CIC Payment.

The retention bonus agreements provide for retention bonuses of either 1.00 times or 2.00 times the sum of base salary plus short-term incentive awards, if any, actually paid to the executive officer attributable to the portion of the performance period that occurs during the applicable retention period plus any outstanding short-term incentive awards eligible to be paid to the executive officer attributable to the portion of the performance period that occurs during the retention period but that have not been paid as of the end of the retention period (the “Retention Payment”). The retention period will be 12 months from the closing date of the Merger in the case of executive officers who will receive one times the Retention Payment and 24 months in the case of executive officers who will receive two times the Retention Payment. Subject to an executive officer’s continued employment on the applicable anniversary of the closing date, the retention bonus will be paid as a gross lump sum, minus applicable withholding tax obligations, on or around (but not later than 60 days following) the applicable anniversary of the closing date. However, if the Company terminates an executive officer’s employment other than for cause or an executive officer’s employment is terminated due to death or disability, in each case prior to the end of the retention period, the Retention Payment will be paid within 60 days following the date of termination with the bonus portion of the Retention Payment being prorated based on the portion of the performance period occurring during the retention period. The payment by the Company of the Retention Payments is subject to an executive officer providing an effective release within 55 days of the date of termination. In addition, Mr. Chandler is party to an agreement with the Company under which he will receive a one-time cash bonus of $50,000 within 30 days after the closing date.

The retention bonus agreements provide for the payment, in certain circumstances, of (1) a full ‘‘gross up’’ benefit, entitling an executive officer to receive funds to pay any resulting excise tax payable as a result of the payment of amounts due under the retention bonus agreement if such excise tax is incurred under Section 4999 of the Internal Revenue Code, and (2) any legal fees incurred by an executive officer in connection with the retention bonus agreement.

Under the retention bonus agreements, each of the executive officers will be subject to a non-compete covenant (during employment), a covenant not to solicit customers (for the two years following termination of employment), and a covenant not to solicit employees (during employment and for three years following termination of employment).

The maximum aggregate compensation amount payable under the retention bonus packages shall not exceed $25,000,000, exclusive of any gross-up payments that may be required with respect to payments under the retention bonus agreements.

The executive officers will also be eligible to participate in Nationwide Mutual’s long-term incentive compensation award program (the ‘‘Incentive Program’’) in which similarly situated employees of Nationwide Mutual participate. In the event that the Company terminates the executive officer’s employment other than for cause or the executive officer retires prior to the end of a performance period under the Incentive Program, any award under the Incentive Program for that performance period shall be paid to the executive officer at the same time as awards under the Incentive Program are paid to similarly situated Nationwide Mutual employees whose employment is not terminated, and such awards shall be prorated based on the number of days during the performance period that the executive officer was employed by the Company and is subject to organizational performance determined at the end of the applicable performance period.

Also in connection with the Merger, the Company has taken irrevocable action to terminate the Company’s Supplemental Retirement Plan (“SERP”). All benefits will be paid to SERP participants, including the named executive officers, by December 31, 2012.

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Upon the Effective Time of the Subsidiary Merger, pursuant to the terms of the Merger Agreement, the Company’s articles of incorporation and bylaws were amended in their entirety to be identical to the articles of incorporation and bylaws of Merger Sub. Copies of the Company’s articles of incorporation and bylaws are attached as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference in their entirety.

Item 9.01         Financial Statements and Exhibits.

(d)           Exhibits.

Number	Description
3.1*	Amended and Restated Certificate of Incorporation of Registrant
3.2*	Bylaws of Registrant

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.
(Registrant)

Date:	May 1, 2012
/s/ Robert A. Kauffman
Robert A. Kauffman
Senior Vice President, Secretary, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Registrant
3.2	Bylaws of Registrant